April 28, 2026
Transamerica Financial Life Insurance Company
6400 C Street SW
Cedar Rapids, Iowa 52499-0001

Sir/Madam:
With reference to the Registration Statement on Form N-4 by Transamerica Life Insurance Company and Separate Account VA B with the Securities and Exchange Commission covering individual variable annuity contracts, I have consulted with outside counsel and examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination and consultation, it is my opinion that:
1. Transamerica Life Insurance Company is duly organized and validly existing under the laws of the State of New York and has been duly authorized to issue individual variable annuity contracts by the Department of Insurance of the State of New York.
2. Separate Account VA B is a duly authorized and existing separate account established pursuant to the provisions of Section 4240 of the New York Insurance Code.
3. The Individual Variable Annuity Contracts have been duly authorized by Transamerica Life Insurance Company and, when sold in jurisdictions authorizing such sales, in accordance with and when issued as contemplated by said Form N-4 Registration Statement, will constitute legal, validly issued and binding obligations of Transamerica Life Insurance Company.
I hereby consent to the filing of this opinion as an exhibit to said N-4 Registration Statement.
Sincerely,
TRANSAMERICA LIFE INSURANCE COMPANY
/s/ Brian Stallworth
Brian Stallworth
Assistant General Counsel